Exhibit 10.1

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information marked “[***]” in this Exhibit has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

COAL PURCHASE AND SALE AGREEMENT NO. 10-62-15-900

This COAL PURCHASE AND SALE AGREEMENT No. 10-62-15-900 (this “Agreement”) is entered into as of February 26, 2015 (the “Effective Date”), by and between AEP Generation Resources Inc. (“Buyer”) and Oxford Mining Company, LLC (“Seller”). Buyer and Seller are also referred to herein individually as a “Party” and collectively as the “Parties.”

The Parties hereby agree as follows:

DEFINITIONS

“AEP” means American Electric Power Company, Inc.
“AEP Plants” shall have the meaning set forth in Article IX, Section 9.2(b).
“Affiliates” means with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entity. For this purpose, “control” means the direct or indirect ownership of 50% or more of the outstanding capital stock or other equity interests having ordinary voting power.
“Agent(s)” shall have the meaning set forth in Article III, Section 3.2.
“Agreement” shall have the meaning set forth in the preamble.
“Approved Production Source(s)” shall have the meaning set forth in Schedule 2.1.
“Approved Reserve(s) of Coal” shall have the meaning set forth in Schedule 2.1.
“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.
“Bankruptcy Proceeding” means, with respect to a Party or entity, a proceeding or circumstance where such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition, has a petition filed against it or its assets, or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (c) otherwise becomes bankrupt or insolvent (however evidenced), or (d) is unable to pay its debts as they fall due.
“Btu” means the amount of energy required to raise the temperature of one (1) pound of pure water one (1) degree Fahrenheit from 59.5° Fahrenheit to 60.5° Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
“Btu/lb.” shall be the form to represent heating value.
“Business Day” means a day on which Federal Reserve member banks in New York City, New York are open for business; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Prevailing Time.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Indemnitees” shall have the meaning set forth in Article XIV, Section 14.3(b).
“Claiming Party” shall have the meaning set forth in the definition of Force Majeure Event.
“Coal” means crushed, bituminous coal to be sold by Seller and purchased by Buyer, the quality of which shall conform to the Quality Specifications set forth in Article III, and which does not trigger Buyer’s rejection rights under Article II, or is otherwise acceptable by Buyer under this Agreement. Such Coal shall (a) be substantially free from any extraneous materials (including, but not limited to mining debris, synthetic fuels, bone, slate, iron, steel, petroleum coke, earth, rock, pyrite, wood or blasting wire), (b) be substantially consistent in quality throughout a Shipment, (c) meet the size required, and (d) have no intermediate sizes (including fines) added or removed.
“Commercially Reasonable Efforts” means the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable; provided, however, that such action shall not require that such Party incur unreasonable expense.
“Contract RFR Quantity” shall have the meaning set forth in Article II.
“Contract Price” means the price in United States dollars per Ton to be paid by Buyer to Seller for the purchase of Coal and any other proper charges pursuant to this Agreement, which price is set forth in Article V.
“Contract Quantity” shall have the meaning set forth in Article II.
“Contract Year” means the period commencing January 1, 2016 and ending December 31, 2016 and each period thereafter commencing January 1 and ending the immediately succeeding December 31 during the Delivery Period.
“Costs” means any brokerage fees, commissions and other transactional costs and expenses reasonably incurred either by the Non-Defaulting Party as a result of terminating any hedges or other risk management contracts and/or entering into new arrangements in order to replace the Contract Quantity not delivered by Seller or not accepted by Buyer, as the case may be, and legal costs incurred by the Non-Defaulting Party.
“Credit Support” means the support of the obligations of Seller through a guaranty in a format acceptable to Buyer or through a letter of credit in a format and from an issuer acceptable to Buyer.
“Credit Support Provider” means the entity, if any, that provides Credit Support.
“Defaulting Party” shall have the meaning set forth in Article XVII, Section 17.1.
“Delivery Period” shall have the meaning set forth in Article I, Section 1.2.
“Designated Delivery Point” shall have the meaning set forth in Schedule 2.1.
“Early Termination Date” shall have the meaning set forth in Article XVII, Section 17.2.
“Eastern Prevailing Time” means Eastern Standard Time or Eastern Daylight Saving Time in effect in New York, New York, as the case may be on the relevant date.
“Effective Date” shall have the meaning set forth in the preamble.
“Event of Default” shall have the meaning set forth in Article XVII, Section 17.1.
“FOB” shall have the meaning given to the term “F.O.B.” in the Ohio UCC.
“Force Majeure Event” means an event or circumstance that prevents a Party (the “Claiming Party”) from performing its obligations under this Agreement, which event or circumstance is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which by the exercise of due diligence the Claiming Party is unable to overcome or avoid or cause to be avoided. Force Majeure Event includes, but is not limited to, an event or occurrence beyond the control of a Party, such as, without limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, threats of violence, labor and material shortages, fires, explosions, floods, river freeze-ups, breakdowns or damage to mines, plants, equipment, or facilities (including a forced outage or an extension of a scheduled outage of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to or slowdowns in transportation, railcar shortages, barge shortages, embargoes, orders, or acts of civil or military authority, laws, regulations, or administrative rulings, or total or partial interruptions of a Party’s operations which are due to any enforcement action or other administrative or judicial action arising from an environmental law or regulation. A Force Majeure Event shall not be based on: (a) Buyer’s inability economically to use or resell the Coal purchased hereunder; (b) adverse geological or mining conditions; (c) Seller’s ability to sell the Coal at a price greater than the Contract Price; or (d) Seller’s inability to economically produce or obtain the Coal.
“Free Loading Day” means a loading day for which Seller shall not be obligated to pay demurrage charges with respect to a barge. A loading day shall commence at 7:00 a.m. of a calendar day and end at 7:00 a.m. the next calendar day. The first Free Loading Day shall commence at the later of the first 7:00 a.m. immediately following the delivery of said barge to a Designated Delivery Point, or 7:00 a.m. on the barge loading date specified in Seller’s request for placement of barges.
“Free Loading Period” means a period of two (2) consecutive Free Loading Days.
“Gains” means, with respect to a Party, an amount equal to the present value of the economic benefit, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to this Agreement, determined in a commercially reasonable manner.
“Governmental Action” shall have the meaning set forth in Article IX, Section 9.2.
“Half-Month” means, with respect to any calendar month, both (a) the period from and including the first day of such month through and including the fifteenth day of such month and (b) the period from and including the sixteenth day of such month through and including the last day of such month.
“Imaged Agreement” shall have the meaning set forth in Article XXX.
“Interest Rate” shall have the meaning set forth in Article IV, Section 4.3.
“Letter of Credit” means an irrevocable, standby letter of credit, issued by a major United States commercial bank or the United States branch office of a foreign bank, reasonably acceptable to the beneficiary with, in either case, a senior unsecured credit rating of at least (a) "A-" by S&P and "A3" by Moody's, if such entity is rated by both S&P and Moody’s or (b) "A-" by S&P or "A3" by Moody's, if such entity is rated by either S&P or Moody’s but not both.
“Losses” means, with respect to a Party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to this Agreement, determined in a commercially reasonable manner.
“Material Adverse Change” means a Party has reasonable grounds to believe that the creditworthiness of the other Party or such other Party’s Credit Support Provider, as applicable, has become unsatisfactory, or the ability of the other Party or such other Party’s Credit Support Provider to perform under this Agreement has been materially impaired.
“Moody’s” means Moody’s Investors Service, Inc. or its successor.
“New Taxes” means any Taxes, fees, or assessments enacted and effective after the Effective Date, including, without limitation, that portion of any Taxes or New Taxes that constitutes an increase.
“NIST Handbook #44” means National Institute of Standards and Technology Handbook #44.
“Non-Defaulting Party” shall have the meaning set forth in Article XVII.
“Ohio UCC” means the Uniform Commercial Code as in effect in the State of Ohio.
“Party” and “Parties” shall have the meanings set forth in the preamble.
“Performance Assurance” means collateral in the form of either cash or Letters of Credit or such other security of the type and amount requested by the Party demanding Performance Assurance.
“PII” shall have the meaning set forth in Article XXVI.
“Plant” means the Conesville generating facility, Units 5 and 6, located near Conesville, Ohio.
“Quality Specifications” means the quality characteristics specified in Article III, Table 3.1. on an “As-Received” basis, using ASTM standards.

“Referee Sample” shall have the meaning set forth in Article VIII, Section 8.2(e).
“Replacement Price” means the market price for the applicable quantity at the Designated Delivery Point as determined by Buyer in a commercially reasonable manner.
“S&P” means the Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor.
“Sales Price” means the market price for the applicable quantity at the Designated Delivery Point as determined by Seller in a commercially reasonable manner.
“Secured Party” shall have the meaning set forth in Article XIX.
“Seller” shall have the meaning set forth in the preamble.
“Selling Price” shall have the meaning set forth in Article VII.
“Settlement Amount” shall have the meaning set forth in Article XX.
“Shipment” means, as applicable: (a) the aggregate of the truckloads of Coal that are unloaded at the Designated Delivery Point on any one (1) day in accordance with the applicable Transportation Specifications; (b) the aggregate of the amounts of Coal delivered FOB Plant on any one (1) day via the belt.
“SO2” means sulfur dioxide and “SO2 per mmBtu” means sulfur dioxide per million Btu.
“Taxes” means any or all ad valorem, property, business and occupation, occupation, severance, generation, first use, conservation, Btu or energy, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.
“Term” shall have the meaning set forth in Article I, Section 1.1.
“Third Party Impositions” shall have the meaning set forth in Article VI, Section 6.1.
“Ton” means 2,000 pounds avoirdupois weight.
“Transportation Specifications” means the timing and tonnage requirements for Shipment(s) set forth in Schedule 2.4.

ARTICLE I
Term and Delivery Period

Section 1.1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall remain in effect through December 31, 2018, except as provided elsewhere in this Agreement.

Section 1.2. Delivery Period. The delivery period under this Agreement (the “Delivery Period”) shall be from January 1, 2016 through December 31, 2018, except as provided elsewhere in this Agreement.

ARTICLE II
Obligations and Deliveries

Section 2.1. Contract Quantity. During the Delivery Period, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept delivery from Seller, FOB Plant, from the Approved Production Source(s) and the Approved Reserve(s) of Coal at the Designated Delivery Point as specified in Schedule 2.1, the Contract Quantity of Coal set forth herein.

Table 2.1

Contract Year	Contract Quantity (in Tons)	Contract RFR Quantity (in Tons)
2016	1,300,000	400,000
2017	1,200,000	300,000
2018	750,000	200,000

Such tonnage of the Contract Quantity of Coal shall be delivered ratably during each month of each Contract Year.
Seller will have a right of first refusal (“RFR”) to supply Buyer’s additional need at the Plant up to the Contract RFR Quantity in each Contract Year listed above. Buyer shall first notify Seller of its interest (the “RFR Notice”) in any portion of the Contract RFR Quantity (the “Noticed RFR Tons”) at least thirty (30) days prior to the start of desired delivery of the Noticed RFR Tons, and for any part of the Noticed RFR Tons for which Seller does not give Buyer a notice of commitment to supply hereunder within four (4) Business Days after Seller’s receipt of the RFR Notice, Buyer may purchase that part of the Noticed RFR Tons from other sources or suppliers.

Time for delivery of the quantities set forth herein is of the essence.

Section 2.2. Reconsignment and/or Resale Rights. From time to time, and at any time, Buyer shall have the right, but not the obligation, to have all or any part of the Coal sold hereunder consigned for delivery to an alternate destination, and/or to make all or any part of the Coal sold hereunder available for purchase by any person(s), whether or not affiliated with Buyer, through Buyer’s permitted assignment of this Agreement or Buyer’s purchase and subsequent resale to others of such Coal.
Should Buyer exercise its right to consign the Coal for delivery to an alternate consigned destination and/or exercise its right to resell the Coal, Seller shall arrange for transportation to the reconsigned destination designated by Buyer, at Buyer’s expense, in accordance with the Transportation Specifications attached hereto as Schedule 2.4 or as otherwise provided by Buyer at the time of exercising its rights under this Article II, Section 2.2.
Should Buyer exercise its right to resell all or any part of the Coal, the Parties agree that Buyer’s customer may perform some of Buyer’s obligations but that Buyer shall remain liable for all of Buyer’s obligations under this Agreement. All information to be supplied by Seller to Buyer under this Agreement (including, without limitation, analysis, weights, train manifest, and invoicing information) shall be supplied to Buyer and Buyer shall be responsible for transmitting such information to Buyer’s customer. In addition, Buyer is specifically released from its confidentiality obligations under Article XXVI with respect to quality and weighing information and other relevant information provided by Buyer to Buyer’s customer.

Section 2.3. Scheduling. The Parties will work together in good faith to agree on a reasonable and mutually acceptable delivery schedule in ratable quantities within the Term and within each month during the Term.

Section 2.4. Delivery. The Coal shall be delivered to Buyer FOB Plant at the Designated Delivery Point in accordance with the Transportation Specifications detailed in Schedule 2.4.
Seller shall be responsible for any costs or charges imposed on or associated with the delivery of the Contract Quantity up to the Designated Delivery Point. Buyer shall be responsible for any costs or charges imposed on or associated with the Contract Quantity upon taking title to the Coal at the Designated Delivery Point in accordance with Article XV.
If a Party is charged for any increased transportation charges, penalties, or other costs, including demurrage, attributable to the other Party’s failure to timely load or unload the Coal in accordance with the terms of this Agreement, including the timing and tonnage requirements of the Transportation Specifications, and if such failure is not due to a Force Majeure Event, such failing Party shall reimburse the other Party for such charges.
Each Party shall immediately contact the other Party in the event of a curtailment or interruption in the delivery or receipt of Coal hereunder. Each Party shall contact the other Party with as much advance notice as reasonably possible regarding any such impending curtailment or interruption.

ARTICLE III
Quality Specifications

Section 3.1. Quality Specifications. Seller shall cause all Coal delivered to Buyer, pursuant to this Agreement, to comply with the Quality Specifications set forth in Table 3.1 below. The Coal required and delivered hereunder shall meet the “Quality Specifications” as identified in Table 3.1, which includes the “Contracted Specification(s),” the “Half-Month Suspension Limit(s)” and the “Shipment Rejection Limit(s),” as applicable.

Table 3.1
QUALITY SPECIFICATIONS:

“As-Received” Basis
	Contracted Specification(s)	Half-Month Suspension Limit(s) (A)*	Shipment Rejection Limit(s) (B)(D)(E)*
Ash (%)	[***]	[***]	[***]
Heating Value (Btu/lb.)	[***]	[***]	[***]
Moisture (%)	[***]	[***]	[***]
Sulfur Dioxide (lbs. SO2/mmBtu) (C)*	[***]	[***]	[***]
Ash Fusion Temp. (H=½w) [o]F Red. Atm. (E)*	[***]	[***]	[***]
Chlorine (% dry) (E)*	[***]	[***]	[***]
Hardgrove Grindability	[***]	[***]	[***]
Mercury (lbs./TBtu) (F)*	[***]	[***]	[***]
Volatile Matter (%)(E)*	[***]	[***]	[***]
Sizing:	[***]

*Definitions:

(A) =	the Half-Month weighted average analysis result (as determined under Article VIII).

(B) =	the analysis result of the sample (or composite of samples, if more than one) representing each Shipment of Coal.

(C) =
For the purpose of determining the pounds of sulfur dioxide per million Btu, the figures shall be rounded to the nearest one hundredth. For example, [***] pounds SO2 per million Btu shall mean [***] pounds SO2 per million Btu, while [***] pounds SO2 per million Btu shall mean [***] pounds SO2 per million Btu and shall be deemed, for example, not to have met a [***] pounds SO2 per million Btu specification.

(D) =
Buyer shall also have the right to reject any Coal that: 1) exceeds [***]% capable of passing a [***] square wire cloth sieve; 2) is not free flowing and free of extraneous material upon unloading; 3) has intermediate sizes (including fines) added or removed.; and 4) is either smoking or in some form of combustion.

(E) = Mercury data shall be measured in pounds per trillion Btu. Shipments will not be rejected based on the Mercury value as it will be determined after the shipment has been unloaded. Shipment value is provided for guidance in meeting the monthly suspension limit.

Subject to Buyer following the procedures set forth in this paragraph, Buyer may terminate deliveries from an Approved Production Source(s) if Buyer, in its commercially reasonable judgment, determines through actual operating experience that the Coal delivered by Seller under this Agreement from such Approved Production Source(s), even if the Coal meets the requirements and specifications of Table 3.1, (i) causes unsatisfactory performance at the Plant, or (ii) requires Buyer to modify equipment, facilities, practices, or processes, and provided that such circumstances in (i) and (ii) do not result from Buyer changing its blending or operational procedures for the purpose of purporting to terminate deliveries from an Approved Production Source(s) pursuant to this Section 3.1. Buyer shall provide Seller with written notice thereof, specifying the basis of such unsatisfactory performance or modification and Buyer shall have the right to suspend all further deliveries of Coal from such Approved Production Source(s) by giving notice thereof to Seller. Promptly after such notice is delivered, the Parties shall meet and attempt in good faith to reach a mutually agreeable solution to resolve the difficulties. Buyer shall provide to Seller documentation of the unsatisfactory performance due to use of Seller’s Coal from such Approved Production Source and Buyer shall make such documentation available for Seller’s review during such time as the Parties are attempting in good faith to resolve the difficulties. If the Parties are unable to reach a mutually agreeable solution within twenty (20) days after delivery of Buyer’s notice to Seller, then Buyer may terminate deliveries from such Approved Production Source(s) upon fifteen (15) days prior notice to Seller. If more than three Approved Production Sources have been terminated and in Buyer’s reasonable judgment the Coal continues to causes unsatisfactory performance at the Plant, or requires Buyer to modify equipment, facilities, practices, or processes, then Buyer shall have the right to terminate this Agreement. Upon termination of this Agreement, neither Party shall have any obligation to the other Party, except for payment obligations for performance prior to termination. Additionally, the Parties agree that such termination of either this Agreement or deliveries from such Approved Production Source shall not constitute an Event of Default as provided for in Article XVII, Section 17.1, and therefore no damages shall apply.

Section 3.2 Agent(s) for Rail Coal. At Buyer's request to be promptly confirmed electronically, Seller shall cause a freeze-conditioning agent and/or a side-release agent ("Agent(s)") to be applied to the Coal or the railcar, respectively. Seller will cause only the Agent(s) specified by Buyer to be used and will cause the Agent(s) to be applied in a reasonable manner as specified by Buyer. Buyer will provide reasonable advance notice of the dates for starting and ending the Agent(s) application. Buyer shall pay Seller an amount equal to Seller’s actual reasonable costs of the Agent(s) and the application work, provided Seller has done so in strict accordance with Buyer’s instructions.

Section 3.3. Rejection and Suspension. In addition to all other remedies at law or in equity, and in addition to the price adjustments provided for in Article VII, Buyer shall have the following rights and remedies upon Seller's failure to conform to the requirements as set forth in this Article III.
(a) Buyer shall have the right to reject any Shipment hereunder if the Coal therein fails to conform to any requirement set forth in this Article III. Should Buyer exercise such right of rejection, it shall notify Seller by telephone upon discovery of the nonconformance, such notification to be promptly confirmed in writing.
(b) Buyer shall have the right to suspend all further Shipments hereunder if: (i) there are three (3) non-conforming Shipments, whether rejected or not, in any three (3) month period; (ii) two (2) out of four (4) consecutive Shipments are non-conforming Shipments; or (iii) the Coal quality fails to meet the defined minimum or exceeds the defined maximum “Half-Month Suspension” specifications applicable under this Article III. Should Buyer exercise such right to suspend further Shipments, Buyer shall notify Seller of its exercise of such right of suspension within fifteen (15) calendar days after the day or Half-Month period in which such failure occurs.
(c) Upon receipt of Buyer's notice of suspension, Seller shall immediately suspend further Shipments and make every reasonable effort to correct the conditions giving rise to the Shipments failing to conform to such specifications or requirements. Seller shall inform Buyer in writing on a weekly basis of such corrective actions taken by Seller.
During such suspension, Seller shall permit Buyer's full access to the production sources and related facilities hereunder and to all engineering data related thereto. Buyer shall have the right, but not the duty, to participate in any and all discussions relating to the matter and to recommend procedures to correct said matter.

Such suspension shall continue until Seller provides Buyer with assurances in writing that are satisfactory to Buyer that the conditions causing Shipments not in accordance with this Agreement have been corrected and that Seller can and shall deliver Coal meeting the Article III requirements and meeting the Quality Specifications of Table 3.1.
Upon receipt by Buyer of Seller's satisfactory written assurances, as determined by Buyer in its sole discretion, Shipments shall be resumed at the rate specified in Article II.
(d) In the event that: (i) Seller fails to provide Buyer with such assurances within ten (10) days after the date of Buyer's notice of suspension as described in this Section 3.3; or (ii) having provided such assurances, Seller fails to correct such conditions and resume Shipments in the ensuing thirty (30) days thereafter; or (iii) after such resumption of Shipments, Seller's subsequent deliveries at any time during the ensuing ninety (90) days does not meet the “Half-Month Suspension” or “Shipment Rejection” specifications applicable under this Article III; then such event shall constitute an Event of Default under Article XVII, Section 17.1.
(e) Whether Shipments suspended pursuant to this Article III shall be made up, as well as the scheduling of such make up, shall be at Buyer's sole discretion. In the event Buyer exercises its right to require such make up, delivery of make up tonnage shall be scheduled so that such deliveries shall be shipped no later than three hundred sixty-five (365) calendar days following the resumption of Shipments.

ARTICLE IV
Billing and Payment; Financial Reports

Section 4.1. Billing. Billing for Shipments shall be as follows:

(a)Buyer shall submit to Seller the weight, analytical, and cost data on delivered Coal taken into account during each Half-Month at each respective consigned destination within five (5) Business Days after each such Half-Month period. Thereafter, Seller shall submit to Buyer at the address provided herein, within two (2) Business Days of receipt of such information, an invoice covering such Half-Month deliveries at each respective consigned destination. Such invoice shall include a reference to this Agreement's number 10-62-15-900

(b) All information and communications with Seller regarding invoices shall be sent to the following address, or such other address specified by Seller in a written notice to Buyer:

Oxford Mining Company, LLC
544 Chestnut Street
Coshocton, Ohio 43812
Fax: 740-623-0365
E-mail: aashcraft@oxfordresources.com

(c)    All information and communications with Buyer regarding and/or furnishing invoices shall be sent to the following address, or such other address specified by Buyer in a written notice to Seller:
AEP Fuel Accounting
155 W. Nationwide Blvd., 3rd Floor
Columbus, Ohio 43215
Fax: 614-583-1640
E-mail: cantonfuelaccounting@aep.com

Section 4.2. Payment. Buyer shall make payment by electronic transfer to Seller within twenty (20) calendar days after the Half-Month period, provided Seller's invoice is submitted in accordance with Article IV, Section 4.1. Buyer shall not be obligated to make payment to Seller for Shipments of Coal until the analytical results have been obtained by Buyer.
Payment shall be made by wire transfer or electronic means in immediately available United States dollars for all Coal received, unloaded, taken into account, and accepted hereunder. If not already provided in this Agreement, Seller shall provide Buyer all pertinent remittance instructions in a letter (containing the bank name, account name, account number, ABA number and bank contact with phone number, as well as Seller’s federal tax identification number) which shall be signed by an officer of Seller. Any change in the remittance instructions shall be provided in the same manner.

Remit to:    Bank Name: FirstMerit Bank, N.A.
Account Name: Oxford Mining Company, LLC
Account Number: 5050012492
ABA Number: 041200555

Section 4.3. Disputed Invoices. If Buyer in good faith reasonably disputes an invoice, it shall provide a written explanation specifying in detail the basis for the dispute and pay any undisputed portion no later than the due date. Upon resolution of any dispute involving an invoice, any additional amount owing shall be paid with interest (the prime rate of interest for United States dollars as published from time to time under the section titled, “Money Rates” by The Wall Street Journal, plus two percent (2%) per annum, but not to exceed the maximum applicable lawful interest rate (the “Interest Rate”)). If any Party fails to pay amounts under this Agreement when due, unless such amount is the subject of a good faith dispute as provided above, or is excused by a Force Majeure Event, in addition to the rights and remedies provided in this Agreement, the aggrieved Party shall have the right to suspend performance under this Agreement until such amounts plus interest at the Interest Rate have been paid, and/or exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate.

Section 4.4. Financial Reports. If requested by either Party, the other Party (or its guarantor, if any) shall deliver to the requesting Party (i) within one hundred twenty (120) days following the end of each fiscal year, a copy of the Party’s portion of the annual report containing audited consolidated financial statements for such fiscal year for such Party and (ii) within sixty (60) days after the end of each of its first three (3) quarters of each fiscal year, a copy of the quarterly report containing unaudited consolidated financial statements for such fiscal quarter for such Party. In all cases, the statements shall be for the most recent accounting period and shall be prepared in accordance with generally accepted accounting principles, provided however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default so long as the relevant entity diligently pursues the preparation, certification, and delivery of such statements.
In the event a Party’s financial statements are filed with the Securities and Exchange Commission and are available at www.sec.gov, then such Party has fulfilled its obligations under this Article IV, Section 4.4.

ARTICLE V
Contract Price

Section 5.1. Contract Price. The Contract Price for Coal FOB Plant at the Designated Delivery Point will be on a fixed price basis determined as follows:

Table 5.1

Contract Year	Contract Quantity Price per Ton	Contract RFR Quantity Price per Ton
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]

Section 5.2. Firm Price. Except as provided under Article VII, the Contract Price shall be firm and not subject to any adjustment.

ARTICLE VI
Taxes and Indemnity

Section 6.1. Taxes. Each Party shall use Commercially Reasonable Efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize Taxes, but neither Party shall be obligated to incur additional expenses in doing so. Seller shall be solely responsible for all assessments, fees, costs, expenses, and Taxes (including without limitation, New Taxes, but not income taxes) imposed by governmental authorities or other third parties (“Third Party Impositions”) relating to the mining, beneficiation, production, sale, use, loading and delivery of Coal to Buyer or in any way accrued or levied at or prior to the transfer of title to the Coal to Buyer, and including, without limitation, all severance taxes, royalties, black lung fees, reclamation fees and other costs, charges, and liabilities accrued at or prior to such transfer of title. Buyer shall be solely responsible for Third Party Impositions relating to the Coal accrued or levied after the transfer of title to the Coal to Buyer.

Section 6.2. Exemption from Taxes. If either Party is exempt from Taxes, it shall provide a certificate of exemption or direct pay permit, or other reasonable satisfactory evidence of such exemption.

Section 6.3. Indemnification. Each Party shall indemnify, release, defend, and hold harmless the other Party, and its officers, directors, affiliates, agents, and employees, from and against any and all Third Party Impositions with respect to the Coal that are the responsibility of such Party.

ARTICLE VII
Quality Adjustments

Adjustments to the Contract Price for variances in quality shall be made in accordance with the provisions of this Article VII. All quality adjustment calculations shall be carried out four decimal places. The resulting amount shall be added to or subtracted from, as applicable, the Contract Price. The Contract Price as adjusted by such provisions shall then be rounded to the nearest tenth of a cent ($0.001) and referred to as the “Selling Price.”

In order for the Selling Price to accommodate variations in heating value (Btu/lb.), sulfur dioxide value, and ash value of all Coal delivered hereunder, there shall be an amount(s) added to or subtracted from the Contract Price using the weighted averages of the Coal delivered FOB Plant and of each Designated Delivery Point. These price adjustments shall be in addition to any rights which Buyer may have as provided or referenced under Article II.

(a) If the weighted average Btu/lb. of all Coal unloaded and taken into account hereunder during a Half-Month is not equal to the Contracted Btu/lb. Specification, then there shall be an amount added to the Contract Price (if the calculated number is positive) or subtracted from the Contract Price (if such number is negative), as determined by the following formula, to arrive at the adjusted price for such Coal:

Amount Per Ton of Increase = (Actual Btu/lb. - Contracted Btu/lb. Specification) x Contract Price
or Decrease for Btu/lb. Contracted Btu/lb. Specification

provided, however, no premium will be paid for Btu/lb. to the extent it exceeds the Contracted Btu/lb. Specification by more than [***] Btu/lb.

(b) If the weighted average SO2 content of all Coal shipped and taken into account hereunder during a Half-Month is not equal to the Contracted Specification for SO2, then there shall be an amount subtracted from the Contract Price (if the calculated number is positive) or added to the Contract Price (if such number is negative), as determined by the following formula, to arrive at the adjusted price for such Coal:

((Actual lbs. SO2/mmBtu - Contracted lbs. SO2/mmBtu) x Actual Btu/lb. x E)
[***]

E = $[***]. On or before April 1 of any Contract Year beginning in 2016 and annually thereafter, Buyer shall provide to Seller the Plant’s cost to scrub for the prior year and such value shall become the value of “E” for the purpose of this calculation for the April 1 to March 31 period.

provided, however, that no premium will be paid for lbs. SO2 per mmBtu to the extent it is less than [***] lbs. SO2 per mmBtu.

In addition to the above price reduction formula, for each Shipment of Coal having an SO2 value greater than the Shipment Rejection Limit, should Buyer choose not to elect its rejection rights under Article II, a price discount shall be negotiated, with a minimum amount of [***] dollars ($[***]) per Ton to be deducted from the Contract Price.

(c) If the weighted average Ash (%) content of all Coal unloaded/shipped and taken into account hereunder during a Half-Month is greater than the Contracted Specification for Ash (%), the Contract Price for Coal in such Half-Month will be decreased by $[***] for each [***]% ash increment, or portion thereof, by which such Half-Month‘s Ash (%) content is tested to be above the Contracted Specification for Ash (%). (For example, if the Contracted Specification for Ash (%) is [***]% and the weighted average Ash (%) content of all Coal unloaded/shipped and taken into account hereunder during a Half-Month has an Ash percent value of [***]%, then the Contract Price decrease shall be $[***] per Ton for such Coal.)

ARTICLE VIII
Weighing, Sampling, and Analysis

Section 8.1. Weighing. Weighing shall be performed in accordance with the provisions of this Article VIII, Section 8.1. Weights taken in accordance with this Article VIII, Section 8.1 shall be deemed accepted as correct (absent manifest error) and shall govern all invoicing and payments hereunder.

(a) The weight of the Coal delivered hereunder FOB Plant via Belt shall be determined by Buyer as the weighing Party at its expense on Buyer’s conveyor belt scales at Buyer’s unloading facility(ies). Such scales shall be calibrated once each month to maintain them to within a plus or minus one-quarter of one percent (± 0.25%) accuracy tolerance. At Seller’s request, which Seller may make from time to time, Buyer shall inform Seller of the results of such testing and calibration. The testing and calibration of such scales shall be accomplished in accordance with the guidelines outlined in NIST Handbook #44 or other procedures which shall be mutually agreeable to Seller and Buyer. During any period when Buyer’s scales are inoperable, determination of the quantities of Coal delivered shall be made by a procedure to be established at such time by the mutual agreement of Buyer and Seller.

(b) The weight of the Coal delivered hereunder FOB Plant via Truck shall be determined by Buyer as the weighing Party at its expense by use of a truck scale system located at the Designated Delivery Point. The weight of such Shipments shall be consistent with the identified provisions of an applicable transportation contract. Such truck scales shall be calibrated semiannually by the appropriate certifying agency to maintain them to within a plus or minus two-tenths of one percent (± 0.20%) accuracy tolerance. At Seller’s request, which Seller may make from time to time, Buyer shall inform Seller of the results of such testing and calibration. The testing and calibration of such scales shall be accomplished in accordance with the guidelines outlined in NIST Handbook #44 or other procedures which shall be mutually agreeable to Seller and Buyer. During any period when no truck weights are available, determination of the quantities of Coal delivered shall be made by a procedure to be established at such time by the mutual agreement of Buyer and Seller.

(c) The weighing Party shall give prompt notice by telephone, electronic means, or facsimile and confirm such notice in writing to the other Party if and when any scales are discovered to be in error beyond the applicable accuracy tolerance provided for in subsections (a) and (b) above. If at any time scales are determined to be in error beyond the applicable accuracy tolerance, an adjustment of the payment to Seller shall be made based on the assumption that the condition causing such scales to be in error beyond such limits shall have existed with respect to all Coal unloaded during the period of thirty (30) calendar days prior to such discovery, or the date of the previous scale calibration, whichever is later. Such adjustment shall be in an amount equal to (i) the difference in the weights as specified in the applicable invoices and the weights that would have been obtained had the scales been accurate (without applying the applicable accuracy tolerance), multiplied by (ii) the price per Ton as stated in said invoices.

(d) The non-weighing Party shall have the right, but not the duty, to have a representative present at any and all times to observe the determination of weights; however, the weighing Party shall not be obligated to notify the non-weighing Party to be present. If the non-weighing Party should at any time question the accuracy of the weights thus determined, the non-weighing Party shall so advise the weighing Party and confirm the same in writing, and the weighing Party shall arrange to test the scales. If such test shows the scales to be in error, they shall be adjusted to the required accuracy established above. If such test requested by the non-weighing Party shows the scales to be within the applicable accuracy tolerance established in subsections (a) and (b) above for the respective scales, then the non-weighing Party shall pay all costs of such test; otherwise, the weighing Party shall pay all such costs.

(e) Any payments due by either Party to the other Party, as a result of adjustment and/or payment of costs made pursuant to this Article VIII, Section 8.1 shall be paid in accordance with Article IV.

Section 8.2. Sampling and Analysis. Sampling and analysis shall be performed in accordance with the provisions of this Article VIII, Section 8.2. Sampling and analysis done in accordance with this Article VIII, Section 8.2 shall be deemed accepted as correct (absent manifest error) and shall govern all invoicing and payments hereunder.

(a) All sampling and analysis hereunder shall be performed in accordance with methods approved by ASTM or such other methods as may be mutually agreeable to Buyer and Seller. For purposes of determining moisture hereunder, the two-stage procedures as defined in ASTM 3302 shall be used.

(b) For all Coal delivered FOB Plant via Belt or FOB Plant via Truck, Buyer as the sampling Party shall sample the Coal or shall provide for the Coal to be sampled as it is delivered across the belt or unloaded from each truck.

(c) All Coal delivered hereunder shall be sampled by the sampling Party using a mechanical sampling system that has been certified within the previous sixty (60) calendar months to be free of significant bias and that is properly operated and maintained, before such Coal is commingled with other Coal and approximately at the time it is weighed by the sampling Party as the weighing Party.

(d) Each Coal sample collected by the sampling Party shall be properly divided into at least three (3) subsamples. The first subsample shall be analyzed by Buyer as provided in subsection (e). The second subsample shall be sealed in an airtight container and sent to the non-sampling party. The third subsample (the “Referee Sample”) shall be sealed in an airtight container and held by the sampling party for a period of at least thirty (30) days.

(e) Buyer shall determine, by proper analysis made in its laboratory and at its expense, the “As-Received” quality and characteristics of all Coal delivered to it. Promptly following such analysis, Buyer shall notify Seller of the short proximate (Btu per pound, percent moisture, percent ash, and percent sulfur) average analytical results of each Shipment. If Buyer was the weighing Party, Buyer’s notification to Seller shall include Buyer’s weight determination and the identifying number of each truck unloaded where applicable.

(f) Following the analysis by Buyer, the non-sampling Party may request analysis of the Referee Sample by an independent laboratory mutually agreed upon by the Parties. If the results of the Referee Sample analysis and the governing contractual analysis are within ASTM Reproducibility Limits, the original governing analysis shall control and the cost of analyzing the Referee Sample shall be borne by the non-sampling Party. If the results of the Referee Sample analysis are outside such ASTM Reproducibility Limits, then the results of the Referee Sample analysis shall be used for payment, and the cost of analyzing the Referee Sample shall be borne by the sampling Party.

(g) Unless the non-sampling Party challenges the accuracy of a sampling made by the sampling Party by a written notice to the sampling Party given by the 15th day of the Half-Month immediately following the Half-Month in which the Shipment(s) represented by the applicable sample(s) were made, the non-sampling Party shall be deemed to have waived all claims with respect to such sampling. Also, unless Seller challenges the accuracy of an analysis made by Buyer by a written notice to Seller given by the 15th day of the Half-Month following the Half-Month in which the Shipment(s) represented by the applicable analyzed sample(s) were made, Seller shall be deemed to have waived all claims with respect to such analysis.

(h) Coal received, unloaded, and taken into account that is not sampled or is sampled but not analyzed shall be taken into account as follows: If during any Half-Month period at least fifty percent (50%) (by weight) of Coal delivered at a respective consigned destination during such period has been sampled and analyzed, then the weighted average analytical results of such samples shall be applicable to all Coal delivered to such consigned destination during such Half-Month period. If more than fifty percent (50%) (by weight) of Coal delivered at a consigned destination during any such Half-Month period has not been sampled and analyzed, then the weighted average analytical results of the portion of sampled and analyzed Coal shall apply to such portion, and the weighted average analytical result of the last preceding Half-Month period in which at least fifty percent (50%) (by weight) of the Coal delivered to such consigned destination was sampled and analyzed shall be applicable to such portion of the Coal delivered which was not sampled and/or was not analyzed for such Half-Month period.

(i) Except as otherwise provided in this Article VIII, Section 8.2, the results of the sampling and analysis by the Parties as provided in this Article VIII, Section 8.2 shall be accepted as the quality and characteristics of the Coal unloaded hereunder at each respective consigned destination.

ARTICLE IX
Governmental Legislation, Regulations, and Orders

Section 9.1. Compliance with Laws. Seller and Buyer shall make good faith efforts to comply with the provisions of all federal, state, and other governmental laws and any applicable orders and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.

Section 9.2. Governmental Action Affecting Buyer. If any federal, state, or other governmental law, regulation, or order (including but not limited to any judicial or administrative decision or order), or any amendments thereto (including but not limited to amendments to the Clean Air Act), is enacted promulgated, issued, or enforced or imposed upon Buyer (collectively, “Governmental Action”) that:

(a) makes economically unfeasible, restricts so as to materially curtail, or prohibits or effectively prohibits Buyer’s use of coal, including the Coal, or the operation of the Plant, as reasonably determined by Buyer, in Buyer’s sole judgment and discretion, requires closing, rebuilding, or modifying of existing ponds or landfills, or classifies coal combustion byproducts as hazardous wastes, Buyer may reduce deliveries of Coal to the Plant or terminate this Agreement; or

(b) (i) modifies the emission limitations, (ii) imposes additional or more stringent effluent discharge limitations, or (iii) alters the sulfur or other chemical content specifications for the Coal and/or the stack emission limitations, such that the Plant or a group of plants comprised of the Plant and any other generating plant(s) operated by Buyer or its Affiliates (collectively, “AEP Plants”), as constructed as of the time of the Governmental Action, cannot reasonably comply, and if, as a result of any of the foregoing, Buyer voluntarily or involuntarily reduces the stack emission limitations and/or effluent discharge limits at the Plant, in order that the Plant or a group of the AEP Plants may be in compliance with the Governmental Action, or, as reasonably determined by Buyer, in Buyer’s sole judgment and discretion, Buyer decides to discontinue the use of coal at the Plant, then Buyer may terminate this Agreement; or

(c) if the Governmental Action alters, directly or indirectly, Buyer’s rights to sell electric power, then Buyer may terminate this Agreement.

Section 9.3. Laws Affecting Seller. In the event of the enactment of any new federal, state, or other governmental law, or the promulgation of any regulation or order thereunder which prohibits (or restricts so as effectively to prohibit) the mining or processing, or shipping, as may be applicable, of the Coal specified in this Agreement, then Seller may elect to be relieved of its obligation upon the effective date of implementation (compliance date) of such law, regulation, or order to deliver the total quantity of Coal to be delivered under this Agreement to the extent of the amount of tonnage represented by the percentage of production by Seller of such mining or processing, or shipping, as may be applicable, of Coal so affected by such law, regulation, or order to the total amount of Coal produced and processed to meet the quantity requirements of this Agreement, and, if such law, regulation, or order prevents delivery of the total quantity of Coal to be delivered under this Agreement, Seller may terminate this Agreement.

Section 9.4. Notice. Should either Buyer or Seller elect to invoke its rights under Section 9.2 or Section 9.3, respectively, the Party so invoking shall notify the other Party in writing, stating the grounds upon which such invocation is based. Said notice shall also state the date upon which the invoking Party’s election shall become effective, which date shall in no event be earlier than sixty (60) days after the date of delivery of the notice.

Section 9.5. Effect of Termination. If either Party elects to terminate this Agreement under the provisions of this Article IX, then neither Party shall have, after the effective date of such termination, any further obligation or liability with respect to such termination; provided, however, that such termination shall not affect any rights or obligations of Buyer or Seller existing under this Agreement for Coal shipped or required to be shipped prior to the effective date of said termination.

Section 9.6. Governmental EEO and Related Regulations. Unless exempted, the Parties shall comply with the equal employment opportunity clause in Section 202 of Executive Order 11246 and all applicable rules, regulations, and relevant orders pertaining to Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 4212 of the Vietnam Era Readjustment Assistance Act of 1974, as amended. The Parties represent that they do not, and shall not for the Term of this Agreement, provide or maintain for its employees facilities that are segregated on the basis of race, color, religion, sex or national origin. The Parties represent that they will not assign their employees to perform any work related to this Agreement at a location where facilities are segregated on the basis of race, color, religion, sex or national origin. The Parties agree that they will not enter into any agreement to obtain goods or services relating to this Agreement with any entity that provides, maintains or assigns its employees to work at locations where facilities are segregated on the basis of race, color, religion, sex or national origin. As used in this Article IX, Section 9.6, “facilities” means waiting rooms; work areas; restaurants and other eating areas; time clocks; locker rooms and other storage or sleeping areas, except as necessary to assure privacy between male and female employees; parking lots, drinking fountains; recreation or entertainment areas; and transportation. If not otherwise exempted by Title 48 and to the extent applicable, the Parties will comply with 48 CFR §52.219-8, Utilization of Small, Small Disadvantaged, and Women-Owned Small Business Concerns, and 48 CFR §52.219-9, Small, Small Disadvantaged, and Women-Owned Small Business

Subcontracting Plan. If not otherwise exempted by 41 CFR §60-1.5, the Parties represent that they will file all reports or other required information specified in 41 CFR §60-1.7.

ARTICLE X
Representations and Warranties

Each Party represents and warrants to the other Party that, as of the Effective Date:

a)it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

b)it has all regulatory authorizations necessary for it to legally perform its obligations under this Agreement;

c)the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

(d) the person signing this Agreement on its behalf has been duly authorized to do so;

(e) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes and is a legally valid and binding obligation enforceable against it in accordance with its terms, subject to any equitable defenses;

(f) it is acting for its own account, it has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, it is not relying upon the advice or recommendations of the other Party in so doing, and it is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement;

(g) it is not bankrupt and there are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt;

(h) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement;

(i) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

(j) it is a “forward contract merchant” and this Agreement is a “forward contract” within the meaning of the United States Bankruptcy Code;

(k) it has entered into this Agreement in connection with the conduct of its business and it has the capacity or ability to make or take, as applicable, delivery of all Coal referred to in this Agreement;

(l) with respect to this Agreement, it is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended [7USC § 1a(18)];

(m) all applicable information that is furnished in writing by it, or on behalf of it, to the other Party pursuant to this Agreement (as described in Schedule 10) is, as of the date provided, true, accurate and complete in every material respect. For purposes of this representation, financial information provided via posting on the Internet shall be deemed to be written information provided to the other Party; and

(n) no event or circumstance exists at any Approved Production Source that would constitute a Force Majeure Event.

ARTICLE XI
Audit

Each Party (and its representatives) has the right, at its sole expense during normal working hours and upon reasonable advance notice, to examine the records of the other Party, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement or to examine other matters that relate to a Party’s performance or nonperformance of this Agreement. If requested, a Party shall provide to the requesting Party statements evidencing the quantities and qualities of Coal delivered or received at the Designated Delivery Point, or other documentation relating to a Party’s performance or nonperformance. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statements and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made in writing, in reference hereto, prior to the lapse of one (1) year from the rendition thereof; and provided further, that for the purpose of such statement and payment objections, this Article XI will survive any termination of this Agreement.

ARTICLE XII
Force Majeure Event

To the extent either Party is prevented by a Force Majeure Event from carrying out, in whole or part, its obligations under this Agreement and such Party (the “Claiming Party”) gives notice and details, orally and confirmed promptly in writing, of such Force Majeure Event to the other Party as soon as practicable (but in no event later than thirty (30) days after the occurrence thereof), then the Claiming Party shall be excused from the performance of its obligations during such Force Majeure Event. The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by the Force Majeure Event. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. Buyer and Seller shall exercise reasonable efforts to mitigate or eliminate the conditions which have caused the Force Majeure Event, provided, however, nothing herein contained shall be construed as requiring Seller or Buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable. No suspension or reduction by reason of a Force Majeure Event shall invalidate the remainder of this Agreement but, on the removal of the cause therefor, Shipments shall resume at the specified rate. The Claiming Party shall furnish the non-Claiming Party a monthly statement by the fifteenth (15th) day of the calendar month setting forth the amount of tonnage not shipped or to be reduced because of the Force Majeure Event during the second preceding calendar month.
If a Force Majeure Event persists for (a) a continuous period of sixty (60) days or (b) an aggregate of seventy-five (75) days in any twelve-month rolling period, then, at any time thereafter during the period of the Force Majeure Event, the non-Claiming Party shall have the option, upon three (3) days prior written notice, to terminate this Agreement and the obligations of the Parties hereunder.
If there is a Force Majeure Event, delivery of the affected quantity of Coal shall not be made up except at Buyer’s sole discretion.
If Seller claims a Force Majeure Event under this Agreement and has obligations to provide coal of a similar type and quality as the Coal under other coal sales agreements, or if Buyer claims a Force Majeure Event and has obligations to purchase coal of a similar type and quality as the Coal under other coal sales agreements, then any reductions in Seller’s deliveries or Buyer’s purchases (as applicable) shall be allocated by the Party claiming the Force Majeure Event on a pro rata basis among this Agreement and such other coal purchase or sales agreements involving coal of a similar type and quality as the Coal, to the extent contractually permitted by such agreements.
Without limiting the generality of this Article XII, if there is a Force Majeure Event that causes a partial or total curtailment of electrical generation from or electrical generating capacity at the consigned destination or partial or total curtailment of transmission or distribution of electricity therefrom, Buyer shall, at its option, be relieved under this Article XII from its obligation to accept up to the pro rata (based on such partial curtailment) quantity or entire (based on such total curtailment) quantity of Seller’s Coal scheduled for delivery during the period of the Force Majeure Event.

ARTICLE XIII
Seller Representations and Covenants

Section 13.1. Seller Representations. Seller (a) represents that as of the Effective Date it and its Affiliates own or control sufficient reserves of Coal as described in Schedule 2 to satisfy the quantity and quality provisions of this Agreement; (b) certifies that as of the Effective Date it is in good faith compliance with the rules, practices, and standards issued by any and all governmental agency(ies) with respect to legislation, regulations, rules, or mandates which are in effect either by interim or final rules, or passed, adopted, or promulgated but to go into later effect, including all laws and regulations regarding the mining and sale of coal (notices and orders issued under the Federal Coal Mine Health and Safety Act and State and Federal Reclamation Acts excepted); and (c) has filed and will file in a timely manner to obtain by the time necessary all licenses, permits, certificates and other documents necessary for it to fulfill its obligations under this Agreement.

Section 13.2. Seller Covenants. Seller covenants that it will, and does hereby, dedicate to this Agreement such quantity of its coal reserves as is required for the full performance of Seller’s obligations hereunder and that Seller will not sell nor contract to sell to others coal from said reserves in such quantity and quality as to jeopardize its ability to deliver the total quantity and quality of Coal called for by this Agreement. Nothing in this Article XIII shall be construed as preventing Seller from mining and selling Coal from said reserves to others provided the foregoing provisions with respect to said reserves are complied with.

ARTICLE XIV
Title, Risk of Loss, and Indemnity

Section 14.1. Title and Risk of Loss. Title for Coal delivered under this Agreement shall pass to Buyer as follows:
a) Title to and risk of loss of the Coal will pass to Buyer as (i) the belt coal is transferred through the transfer station to Buyer’s coal belt, or (ii) the coal is unloaded by truck.
b) Title to and risk of loss of the Coal in any Shipment shall revert back to Seller immediately upon such Shipment being rejected by Buyer as provided elsewhere in this Agreement.

Section 14.2. Seller Title to Coal. Seller warrants that it has title to the Coal and will deliver the Coal to Buyer free and clear of all liens, claims, and encumbrances arising prior to the transfer of title to Buyer.

Section 14.3. Indemnity. There shall be indemnification under this Agreement as follows:

(a) Each Party shall indemnify, defend, and save harmless the other Party and its Affiliates, and their officers, directors, agents, and employees, from and against any liabilities, expenses, losses, claims, damages, penalties, causes of action, or suits arising out of or in connection with such indemnifying Party’s failure to comply with its obligations under this Agreement.

(b) Seller shall indemnify, defend, and save harmless Buyer and its Affiliates, and their officers, directors, agents, and employees (the “Buyer Indemnitees”), from and against any liabilities, expenses, losses, claims, damages, penalties, causes of action, or suits, and all other obligations whatsoever, including without limitation all judgments rendered against and all fines and penalties imposed upon the Buyer Indemnitees (whether severally, or in combination with others) and any reasonable attorneys’ fees and other costs of litigation arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, the railcars furnished hereunder (as applicable), between the time that such railcars are delivered to Seller or Seller’s agent and the time that custody thereof is properly returned to Buyer (or to Buyer’s agent carrier, if applicable), or if deliveries are by truck, arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, the trucking of Coal, whether such Coal is trucked by Seller or Seller’s trucking contractor(s), or if deliveries are by conveyor, arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, the use of a conveyor to deliver the Coal, whether such Coal is transported using a conveyor by Seller, Seller’s affiliate or Seller’s contractors. Any injury or death to person(s) or damage to property as hereinbefore described shall be reported to Buyer by Seller immediately upon the occurrence thereof, and confirmed in writing as soon as possible.

ARTICLE XV
Netting and Set Off

In addition to any other remedies provided by law or in equity, if the Parties are required to pay any amount under this Agreement in the same month, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through the netting of coal supply agreements with the other Party, in which case the Party, if any, owing the greater aggregate amount shall pay to the Party owed the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise). The obligations to make payments under this Agreement may be offset against each other, set off or recouped therefrom.

ARTICLE XVI
Delivery-Related Damages

Section 16.1. Amount of Damages. Unless excused by a Force Majeure Event, by written agreement of Buyer and Seller, or the other Party’s failure to perform:

(a) If Seller fails to deliver all or part of the Contract Quantity pursuant to this Agreement (including any failure due to rejection or suspension of delivery obligations), Seller shall pay Buyer, on the date payment would otherwise be due to Seller, an amount for each Ton of such deficiency equal to the positive difference, if any, obtained by subtracting the Contract Price from the Replacement Price.

(b) If Buyer fails to accept delivery of all or part of the Contract Quantity pursuant to this Agreement, Buyer shall pay Seller, on the date payment would otherwise be due, an amount for each Ton of such deficiency equal to the positive difference, if any, obtained by subtracting the Sales Price from the Contract Price.

All determinations of such delivery-related damages shall be made in a commercially reasonable manner. The non-defaulting Party shall not be required to enter into any actual replacement transaction in order to determine the Replacement Price or Sales Price, as appropriate, provided that the non-defaulting Party shall take all reasonable steps to mitigate its damages.

Section 16.2. Payment of Damages. Payment of amounts, if any, determined under this Article XVI shall be made in accordance with Article IV, provided that payment of any such amounts shall be made on the fifteenth (15th) day of the month following the month in which occurs such failure to deliver or accept delivery of Coal, as applicable.

ARTICLE XVII
Events of Default, Remedies and Limitation of Liabilities

Section 17.1. Events of Default. An event of default (“Event of Default”) with respect to a Party (the “Defaulting Party”) shall mean any of the following:

a)    the failure of the Defaulting Party to pay when due any required payment where such failure is not remedied within three (3) Business Days, after receipt of written notice thereof, provided the payment is not subject to a good faith dispute as described in Article IV;
b)    an event described under Article III, Section 3.3(d), has occurred;
c)    any representation or warranty made by a Party herein shall prove to be untrue in any material respect when made;
d)     the failure of the Defaulting Party to comply with its other respective covenants or obligations under this Agreement (excluding subsections (a) through (c) above) and such failure continues uncured for five (5) Business Days after receipt of written notice thereof;
e) the Defaulting Party shall be subject to a Bankruptcy Proceeding;
f) (i) the expiration or termination of any Credit Support for the Defaulting Party’s obligations under this Agreement (other than in accordance with its terms) prior to the satisfaction of all of its obligations under each transaction to which such Credit Support relates without the written consent of the other Party; or (ii) the failure by the Defaulting Party providing Credit Support to make, within ten (10) Business Days prior to the expiration or termination of any Credit Support, adequate arrangements for new and equivalent (or a renewal of existing) Credit Support to become effective immediately upon the expiration of the existing Credit Support without the written consent of the other Party; (iii) the failure of the Defaulting Party’s Credit Support Provider, if any, to perform any of its covenants; or (iv) the Defaulting Party’s Credit Support Provider becomes subject to a Bankruptcy Proceeding.
g)    the Defaulting Party fails to establish, maintain, extend, or increase Performance Assurance when required pursuant to this Agreement;
h)    the occurrence of a Material Adverse Change with respect to the Defaulting Party; provided~~,~~ that such Material Adverse Change shall not be considered an Event of Default if the Defaulting Party, within forty-eight (48) hours but at least one (1) Business Day after the date of notice, provides to the Non-Defaulting Party for so long as the Material Adverse Change is continuing, Performance Assurance in an amount determined by the Non-Defaulting Party in a commercially reasonable manner.

Section 17.2. Remedies. Upon the occurrence and during the continuance of an Event of Default with respect to a Defaulting Party, the other Party (the “Non-Defaulting Party”) may, in its sole discretion:

a)    terminate, accelerate, and liquidate the Parties’ respective obligations under this Agreement by establishing, and notifying the Defaulting Party of, an early termination date (which shall be no earlier than the date of such notice nor later than thirty (30) days after the date of such notice) on which this Agreement shall terminate (“Early Termination Date”);
b)    withhold any payments due to the Defaulting Party until such Event of Default is cured;
c)    suspend performance of its obligations under this Agreement until such Event of Default is cured; and/or
d)    exercise such other remedies as may be provided for in this Agreement.

If notice of an Early Termination Date is given under this Article XVII, Section 17.2, the Early Termination Date will occur on the designated date, whether or not the relevant Event(s) of Default is then continuing.

Section 17.3. Limitation of Liabilities. Notwithstanding any provision to the contrary contained in this Agreement, the Non-Defaulting Party shall not be required to pay the Defaulting Party any amount under this Article XVII, until the Non-Defaulting Party receives confirmation satisfactory to it, in its reasonable discretion (which may include an opinion of its counsel), that all other obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party under this Agreement (or otherwise) have been fully and finally performed.

ARTICLE XIX
Grant of Security Interest

For the avoidance of doubt, the following grant of a security interest does not cover the general assets of either Party, but is limited solely to any Performance Assurance delivered by a Party to the other Party under this Agreement, and is not intended to be read as inconsistent with the lending arrangements of a Party hereunder as this is not a general grant of a security interest, but only a grant of security interest with respect to any Performance Assurance delivered hereunder. Accordingly, to secure its obligations under this Agreement and only to the extent either or both Parties deliver Performance Assurance hereunder, each Party as a pledgor hereby grants to the other Party as a secured party (the “Secured Party”) a present and continuing first priority secured interest in, and lien on (and right of recoupment and setoff against), and assignment of, all such Performance Assurance, including, any such cash collateral delivered as Performance Assurance and cash equivalent collateral delivered as Performance Assurance and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of, such Secured Party, and each Party agrees to take such action as the other Party reasonably requires in order to perfect the Secured Party’s first-priority security interest in, and lien on (and right of recoupment and/or setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof.

ARTICLE XIX
Holding and Using of Performance Assurance

Each Party will be entitled to hold Performance Assurance in the form of cash so long as the credit rating of the senior unsecured debt obligation of the entity or its guarantor is rated at least BBB- by S&P’s and Baa3 by Moody’s and further provided that an Event of Default has not occurred and is not continuing with respect to the Party. If an Event of Default has occurred and is continuing with respect to a Party or its guarantor (if any) or if a Party or its guarantor, if any, is not rated or has a rating below the aforesaid standard, then, if it holds Performance Assurance in the form of cash, it shall be required to immediately place all such Performance Assurance in the form of cash in an escrow account with an independent third-party financial institution mutually acceptable to the Parties.

ARTICLE XX
Early Termination Payment and Remedies

If this Agreement terminates on an Early Termination Date, the Non-Defaulting Party shall calculate, in a good faith commercially reasonable manner, the Settlement Amount as of the Early Termination Date as soon as is reasonably practicable and shall promptly notify the Defaulting Party of the amount thereof.
“Settlement Amount” means the present value of the single net aggregate amount for the remaining Term, including any exercised option period, of any Losses, Costs, and Gains, expressed in United States dollars, which the Non-Defaulting Party incurs as a result of the early termination of this Agreement in accordance with Article XVII, including, but not limited to, Losses or Gains based upon the current Replacement Price of this Agreement, the amounts of any unpaid invoices, and the amount for Coal delivered but not yet billed. In calculating the Settlement Amount, the Non-Defaulting Party shall set off all amounts that are due to the Defaulting Party against such Settlement Amount so that the Settlement Amount shall be netted to a single liquidated amount. Any collateral being held by the Non-Defaulting Party shall be setoff against the amount owed to the Non-Defaulting Party. If the Defaulting Party is holding collateral posted by the Non-Defaulting Party, then the Non-Defaulting Party will have the right to set off that amount against any payment to be made to the Defaulting Party.
The Non-Defaulting Party shall provide the Defaulting Party with an explanation of how it calculated the Settlement Amount, as well as supporting calculations and documentation reasonably requested by the Defaulting Party. The Non-Defaulting Party shall use Commercially Reasonable Efforts to mitigate any Costs or Losses it is entitled to hereunder. The Defaulting Party shall have the right to audit (through a third-party independent auditor mutually agreed to by the Parties) the calculation of all of the Non-Defaulting Party’s Gains, Losses and Costs.
If the present value of the Non-Defaulting Party’s aggregate Losses and Costs (net of any amounts due to the Defaulting Party) exceed the present value of its aggregate Gains, all as finally determined in accordance with the preceding provisions of this Article XX, the Defaulting Party shall, within five (5) Business Days of such final determination, pay the Settlement Amount to the Non-Defaulting Party, including interest thereon at the Interest Rate from the Early Termination Date until paid in full. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Settlement Amount, the Defaulting Party will provide its calculations to the Non-Defaulting Party within two (2) Business Days of receipt of calculation from the Non-Defaulting Party. The Defaulting Party shall nevertheless pay to the Non-Defaulting Party the undisputed portion of the Settlement Amount and provide Performance Assurance for the remaining amount.

ARTICLE XXI
Successors, Assigns, and Assignment

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns and shall not be assigned or otherwise conveyed, in whole or in part, by either Party without the prior written consent of the other Party, except that either Party may without the written consent of the other Party:

(a) assign to any financing institution or institutions this Agreement or any monies due or to become due hereunder; and/or

(b) assign or convey any and/or all of its interest in this Agreement to an Affiliate, provided that, if this Agreement is assigned or otherwise conveyed to an Affiliate, the assignor or conveying Party shall take all necessary actions, and shall require its affiliated assignee or affiliated receiving entity, and any subsequent affiliated assignee(s) and affiliated receiving entity(ies), to take all necessary actions to prevent a non-Affiliate from acquiring the assignor’s or conveyor’s rights and obligations pursuant to this Agreement.

No assignment under this Article XXI or conveyance of any interest in this Agreement shall in any way relieve the assignor or the conveyor from liability for full performance under this Agreement. Any such affiliated assignee, or other entity to whom an interest is conveyed (which conveyance must be with prior written consent of the other Party), shall assume and agree to be bound by the terms and conditions of this Agreement.

Written consent to one or more assignments shall not be construed as waiving the necessity of obtaining written consent to other and/or additional assignments.

ARTICLE XXII
Counterparts, Survival and Severability

This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. All audit rights shall survive the termination of this Agreement in full for a period of two (2) years (except with respect to audit rights as to Third Party Impositions which shall survive for the applicable statute of limitations, including any extensions thereof).
Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and applicable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in effect as if this Agreement had been executed without the invalid portion. In the event any provision of this Agreement is declared invalid, the Parties shall promptly renegotiate to restore this Agreement as near as possible to its original intent and effect.

ARTICLE XXIII
Expenses

In addition to the other indemnification rights set forth in this Agreement, the Defaulting Party will, on demand, defend, indemnify and hold harmless the Non-Defaulting Party from and against all reasonable out-of-pocket expenses, including legal costs, incurred by the Non-Defaulting Party by reason of the enforcement and protection of its rights under this Agreement, including, but not limited to, costs of collection.

ARTICLE XXIV
Non-Waiver and Duty to Mitigate

No waiver by any Party of any of its rights with respect to any other Party or with respect to any matter or default arising in connection with this Agreement shall be construed as a waiver of any subsequent right, matter or default whether of a like, kind, or different nature. Any waiver shall be in writing signed by the waiving Party.
Each Party agrees that it has a duty to mitigate damages.
Except as otherwise set forth in this Agreement, nothing contained in this Agreement shall be construed or constitute either Party as the employee, agent, partner, joint venturer or contractor of the other Party.
This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

ARTICLE XXV
Notices

Section 25.1 Shipping Notices.
(a) Following each Shipment, Seller shall provide Buyer with a shipping notice that includes: (i) this Agreement’s number; (ii) the Plant or other consigned destination; (iii) the short proximate (Btu per pound, percent moisture, percent ash, percent sulfur), average analytical results of each Shipment; and (iv) Seller’s weight determination and the identifying number(s) of each Shipment. Such notice shall be provided within twenty-four (24) hours after the Coal is loaded for shipment, or within thirty-six (36) hours should the Shipment be loaded on a Saturday. Seller’s analysis shall be reported to the recipients designated by and in the manner specified by Buyer.
(b) Shipping notices shall be sent to the Plant at cv_financial@aep.com, as set forth in this Agreement, or other plant as requested by Buyer.

Section 25.2. Other Notices. All notices, other than shipping notices, required hereunder shall be sent to the following addresses or such other address specified in writing by the respective Party from time to time:

For notices to Buyer:
American Electric Power Service Corporation
Attn: Fuel Contract Administration
155 West Nationwide Boulevard, Suite 500
Columbus, OH 43215
Fax: 614-583-1606
E-mail: Contracts_Notices@aep.com

For notices to Seller:
Oxford Mining Company, LLC
c/o Westmoreland Resource Partners, LP
9450 South Maroon Circle
Suite 200
Englewood, CO 80112
Attn: Chief Legal Officer
Fax: 720-354-4564
E-mail: jgrafton@westmoreland.com

Section 25.3. Sending of Notices. All notices required hereunder may be sent by certified mail, postage prepaid, return receipt requested, nationally recognized overnight mail or courier, facsimile, electronic means, first class mail or hand delivery. Notices provided by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier shall be deemed delivered upon mailing. Notices provided by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of a successful transmission. If the day on which such facsimile is received is not a Business Day or is after 5:00 p.m. Eastern Prevailing Time on a Business Day, then such facsimile shall be deemed to have been received on the following Business Day. Notices delivered by electronic means or hand delivery shall be deemed delivered by the close of the Business Day on which it was delivered by electronic means or hand delivery. If delivered by electronic means or hand delivered after the close of the Business Day, then it shall be deemed received by the close of the next Business Day.

Section 25.4. Notice Address Changes. A Party may change its address by providing notice thereof in accordance with this Article XXV.

ARTICLE XXVI
Confidentiality

Neither Party shall disclose, either directly or indirectly, the terms of this Agreement to a third party without the written consent of the other Party (other than a Party’s and its Affiliates’ employees, officers, directors, lenders, counsel, accountants, consultants, agents or prospective purchasers, whose access is necessary and who have been informed of the confidentiality restrictions contained in this Agreement), except in order to comply with any applicable law, order, regulation or exchange rule; provided, each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure. Notwithstanding anything to the contrary in the previous sentence, the Parties may disclose to third parties having a direct percentage ownership in a Party specific terms of this Agreement regarding the current effective Contract Price, Quality, and provisions related to liquidated damages. The Parties agree that filings made with the United States Securities and Exchange Commission shall be exempted from the notice requirement provided for in the first sentence of this paragraph
“PII” means any information to which a Party and/or its subcontractor(s) is provided access that could identify an individual either directly or indirectly including, without limitation, to the individual’s name, credit card numbers, social security number, biometric, bank account numbers, passport numbers, computer passwords or health, financial, or employment information and other individual confidential information.
To the extent that during the performance of this Agreement a Party and/or its subcontractor(s) acquires access to or encounters any PII, Seller and/or its subcontractor(s) shall treat such PII as confidential and safeguard such PII from unauthorized use and disclosure.

ARTICLE XXVII
Entire Agreement, Amendments, and Interpretation

This Agreement and Schedules 2.1 and 2.4 attached hereto and made a part hereof, constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersedes any prior or contemporaneous agreements or representations affecting the same subject matter. The Parties agree that parol or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement.
No amendment, modification or change to this Agreement shall be enforceable unless reduced to a writing executed by the Party against whom such amendment, modification or change is sought to be enforced and shall reference this Agreement.
The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Agreement.
All headings for articles and sections herein are for convenience and reference purposes only. Any capitalized terms used herein and not defined in the article or section in which it appears shall have the meaning set forth herein under Definitions.

ARTICLE XXVIII
Governing Law; Waiver of Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Each Party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement. Except as otherwise provided for herein, the provisions of the Ohio UCC shall apply to this Agreement and any Coal supplied hereunder shall be deemed to be “goods” for purposes of the Ohio UCC.

ARTICLE XXIX
Venue

Each Party hereby submits to the exclusive jurisdiction of state or federal courts located in Franklin County, Ohio and all appellate courts therefrom and waives any objection which it may have at any time to the laying of venue of any proceedings brought in such court, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such Party.

ARTICLE XXX
Imaged Agreement
Any original executed agreement or other related document may be photocopied and stored electronically (an “Imaged Agreement”). If an Imaged Agreement is introduced as evidence in any judicial,

arbitration, mediation or administrative proceedings, it shall be considered as admissible evidence. Neither Party shall object to the admissibility of the Imaged Agreement on the basis that it was not originated or maintained in documentary form under the hearsay rule, the best evidence rule, or any other rule of evidence.

[Remainder of Page Intentionally Left Blank with Signatures on Following Page]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed on its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.

Buyer:                                Seller:
AEP Generation Resources Inc.                Oxford Mining Company, LLC

/s/ Charles E. Zebula                        /s/ Gregory J. Honish
signature                            signature
Charles E. Zebula                        Gregory J. Honish
name (print)                            name (print)
President & COO                        SVP, Operations
title                                title

SCHEDULE 2.1
APPROVED PRODUCTION SOURCE(S), APPROVED RESERVE(S) OF COAL,
AND DESIGNATED DELIVERY POINT(S)
Approved Production Source(s) and Approved Reserve(s) of Coal:

Mine Name	All mines of Oxford Mining Company, LLC and its affiliates.
Surface or Underground	Surface
Coal Seam(s)	Various
County(ies)/State	Various in Ohio
MSHA Mine ID No.	Various

Environmental Permit Nos.

Designated Delivery Point(s):

Plant:	Conesville Plant Units 5 & 6

SCHEDULE 2.4
TRANSPORTATION SPECIFICATIONS
TRUCK

The Coal to be delivered hereunder (unless and until otherwise directed by Buyer as hereinafter provided) shall be properly consigned by Seller to the Plant. Except as otherwise provided by this Agreement, all Coal shall be delivered hereunder FOB Plant in trucks provided by, or on behalf of, Seller. Seller shall accordingly deliver and dump such Coal at the Plant at such time of day and at such plant location as Buyer may direct, at which time title and risk of loss to Coal so delivered shall pass to Buyer (all references to “Seller” in these Transportation Specifications, shall apply additionally to Seller’s trucking contractor[s], if any, that deliver Coal on Seller’s behalf under this Agreement). Buyer shall have no obligation to pay for any Coal being delivered via truck that Buyer determines is in excess of the maximum number of Tons of Coal that is legally deliverable to the Plant or other consigned destination by such truck at the time of such delivery in accordance with applicable law.
Seller, at its expense, shall have coverage of the insurance specified below, which shall be placed with insurance carrier(s) acceptable to Buyer, and shall maintain this insurance at all times during performance of this Agreement:
1)    Certificate of Insurance:

a.	Commercial general liability insurance with a limit of not less than $1,000,000 each occurrence and aggregate.

b.	Commercial automobile liability insurance with a limit for bodily injury and property damage of not less than $5,000,000 each accident.
2)    Excess or Umbrella Liability:

a.	Commercial Excess or Umbrella liability with not less than $4,000,000 each occurrence and aggregate limit.
3)    Worker’s Compensation Certificate:

a.	Coverage for the legal liability of Seller and its subcontractors under the worker’s compensation laws of the state in which the work is to be performed.

b.	Employer’s liability coverage in an amount not less than $1,000,000 for each accident shall be included.
Seller also warrants that it is in compliance with the Federal and State Motor Carrier Safety Acts (Financial Responsibility is USDOT 387.9).
Buyer may prohibit Seller’s trucks from entering the premises of the consigned destination hereunder until Buyer receives from Seller, two (2) copies each of acceptable certificates of the insurance coverages stated above. Buyer’s failure to demand copies of such certificates shall not relieve Seller of the obligation to continually have in force the insurance coverage stated above. Such certificates, which shall specifically reference this Agreement’s number 10-62-15-900, shall state that the insurance carrier has issued the policies providing for the insurance specified herein, that such policies are in force, and that the insurance carrier will give Buyer thirty (30) days prior written notice of any material change in, or cancellation of, such policies. If such insurance policies are subject to any exceptions to the terms specified herein, such exception shall be explained in full in such certificates. Buyer may, at its discretion, require Seller to obtain insurance policies that are not subject to any exceptions. Certificates of insurance shall be sent to the notice address provided for Buyer in Article XXV.
Buyer may also prohibit any truck from entering the premises of the consigned destination if the driver of such truck does not abide by Buyer’s instructions as to Buyer’s safety and other requirements for the operation of such trucks on such premises.